Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into this 22nd day of July, 2024 (“Effective Date”), by and among Farnam Street Financial, Inc. (“Farnam Street”), Safe & Green Holdings Corp. (“S&G”), SG Echo, LLC (“SG Echo”), and SG Environmental Solutions Corp. (“SG Environmental”).

RECITALS

WHEREAS, in October 2021 S&G, formerly known as SG Blocks, Inc., and Farnam Street entered into that certain Lease Agreement identified by number SG101321 (the “Lease Agreement”);

WHEREAS, in connection with the Lease Agreement, S&G and Farnam Street entered into Lease Schedule 001 (“Schedule l”);

WHEREAS, S&G accepted and installed $1,556,163.00 worth of equipment pursuant to the Lease Agreement and Schedule 1;

WHEREAS, the equipment accepted and installed by S&G is identified on the Certificates of Acceptance executed by S&G, and more particularly described on Exhibit A hereto (the “Equipment”);

WHEREAS, SG Echo, a wholly-owned subsidiary of S&G, was in possession of and using the Equipment;

WHEREAS, SG Environmental, another wholly-owned subsidiary of S&G and affiliate of SG Echo, will take possession of and use the Equipment moving forward;

WHEREAS, pursuant to the Lease Agreement and Schedule 1, S&G provided a deposit to Farnam Street in the amount of $167,056.00 (“Schedule 1 Deposit”);

WHEREAS, Farnam Street commenced litigation against S&G based on alleged breaches of the Lease Agreement and Schedule 1, which is currently pending before the United States District Court for the District of Minnesota (Case No. 23-CV-3212) (the “Litigation”);

WHEREAS, S&G denies the relief requested by Farnam Street in the Litigation; and

WHEREAS, to avoid the expense and inconvenience of further litigation, Farnam Street, and S&G, along with SG Echo and SG Environmental (collectively referred to as the “Parties” or “Party” in the singular) desire to settle their disputes and claims arising out of the leasing transaction, including the claims asserted in the Litigation, in accordance with the terms and conditions as set forth below.

NOW THEREFORE, in consideration of the above Recitals and the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties each hereby acknowledge, it is agreed as follows:

AGREEMENT

1. Recitals. The recitals set forth above are incorporated herein.

2. Assignment and Assumption of Lease Agreement. Simultaneously with the execution of this Agreement, S&G and SG Environmental shall execute an Assignment and Assumption agreement in the form attached hereto as Exhibit B, (the “Assignment”), thereby substituting SG Environmental for S&G as the Lessee under the Lease.

3. New Lease Schedule 001R. Simultaneously with the execution of this Agreement, SG Environmental and Farnam Street shall execute a new Lease Schedule 001R (“Schedule 1R”) in the form attached hereto as Exhibit C, thereby replacing Schedule 1 in its entirety. The salient terms of the Lease Agreement and Schedule 1R will be follows:

i.	SG Environmental will be the signatory and “Lessee” under the Lease;

ii.	The “Initial Term” of Schedule 1R is 18 months.

iii.	The “Commencement Date” of Schedule 1R is August 1, 2024.

iv.	The original cost of the Equipment subject to Schedule 1R is $1,556,163.00 (“OEC”).

v.	So long as there has been no “Default” under the Lease Agreement and Schedule 1R, SG Environmental shall have an option to purchase the Equipment at the end of the Initial Term for thirty-five percent (35%) of the OEC, or $544,657.05, plus applicable taxes.

vi.	The “Monthly Lease Charge” under Schedule 1R is $65,880.95, plus applicable taxes.

vii.	SG Environmental shall provide a new security deposit under Schedule 1R in the amount of $1,67,056.00 (“New Deposit”), which shall be paid on or before the August 1, 2024, Commencement Date of Schedule 1R.

To the extent of a conflict between the terms of this Section 3 and the terms of the Lease Agreement and Schedule 1R, the terms of the Lease Agreement and Schedule 1R shall control.

4. Guaranty of Lease. Simultaneously with the execution of this Agreement, S&G and SG Echo shall execute the attached Guaranty in the form attached hereto as Exhibit D, each of S&G and SG Echo thereby jointly and severally guaranteeing SG Environmental’s full and prompt payment and performance under the Lease Agreement and Schedule 1R.

5. Retention of Prior Lease Payments. Farnam Street shall retain as income all prior payments made by S&G (or any affiliate of S&G) under the Lease Agreement, Schedule 1, or any other agreement with Farnam Street, including, without limitation, all monthly lease charges, interim rent, taxes, interest, fees, late charges, and any security deposits, including the Schedule 1 Deposit. For the avoidance of doubt, S&G, SG Echo, and SG Environmental (or any affiliate of such parties) shall not have any right to a return or recovery of any lease payments, security deposits, or any other amounts received by Farnam Street prior to the Effective Date.

6. Dismissal of Litigation. Within five (5) business days after the Effective Date, Farnam Street and S&G shall prepare and file a stipulation dismissing the Litigation with prejudice. Each Party shall bear its own fees and costs.

7. Mutual Waiver and Release of Claims. Except with respect to each Party’s performance, obligations, and representations under this Agreement and the Parties’ future obligations under the Lease Agreement, Schedule 1R and Guaranty agreements (and any related documents executed in connection therewith), each Party and their respective officers, directors, shareholders, employees, affiliates, parents, subsidiaries, successors, assigns, attorneys, and agents, hereby forever waives, releases, acquits, and discharges any and all claims, demands, causes of action, obligations, controversies, debts, damages, losses, suits, proceedings, contracts, judgments, damages, defenses, accounts, and liabilities of any kind or nature whatsoever (collectively, “Claims”), whether or not previously asserted, known or unknown, present or future, against the other Party or any of its officers, directors, shareholders, employees, affiliates, predecessors, subsidiaries, successors, assigns, consultants and agents, whether based in contract, tort, strict liability, statute, equity, or otherwise and that arise from the beginning of time through the Effective Date of this Agreement, including, without limitation, all claims asserted in the Litigation.

8. Confession of Judgment. Simultaneously with the execution of this Agreement, S&G, SG Echo, and SG Environmental shall fully execute and deliver to Farnam Street a confession of judgment in the form attached hereto as Exhibit E (“Confession”). S&G, SG Echo, and SG Environmental each confirm that the “Judgment Amount” of $2,000,000.00 as stated in the Confession is justly due to Farnam Street.

9. Binding Effect. This Agreement shall bind and inure to the benefit of the Parties and their respective representatives, receivers, trustees, successors, parent companies, subsidiaries and affiliates, predecessors, officers, directors, employees, agents, and assigns.

10. Modifications. This Agreement contains the entire understanding of the Parties with respect to the specific matters addressed and supersedes all prior understandings, discussions, and negotiations. Any change, amendment, or alteration to this Agreement must be in writing and signed by all Parties to be effective. Each Party warrants that is it not relying on any other representations, written or oral, in entering into this Agreement.

11. Full Understanding; Legal Counsel. Each Party to this Agreement acknowledges, represents, and agrees that it has read this Agreement and that it fully understands and voluntarily accepts this Agreement for final resolution and settlement of the Litigation as set forth in this Agreement. Each Party to this Agreement further acknowledges, represents, and agrees that it has had the opportunity to consult with its own legal counsel prior to execution of this Agreement.

12. Construction. This Agreement is a product of negotiations among the Parties and has been jointly drafted and approved by each Party. For these reasons, no provision of this Agreement shall be interpreted or construed against a Party for the reason that said Party proffered or drafted the language at issue.

13. Authority to Sign. Each person executing this Agreement expressly represents and warrants that he or she is fully authorized to enter into this Agreement on behalf of his or her respective Party for the purpose of binding that Party to the terms and conditions of this Agreement, and binding that Party’s respective subsidiaries and affiliates, predecessors and successors, officers, directors, employees, and assigns.

14. Headings. Section headings in this Agreement are included only for the convenience of reference and shall not affect the interpretation of any provision of this Agreement nor any of the rights or obligations of the Parties.

15. Severability. If any covenant, condition, term, or provision of this Agreement is deemed illegal, or if the application of any covenant, condition, term, or provision of this Agreement to any person or in any circumstance shall to any extent be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term, or provision to persons or in circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected, and each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Attorneys’ Fees and Costs. The Parties shall bear their own attorneys’ fees incurred in connection with the negotiation and implementation of this Agreement. Notwithstanding the foregoing, in any action brought by either Party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred therein.

17. Governing Law; Venue. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota. Venue for any dispute arising out of this Agreement shall be in the federal or state courts located in Hennepin County, Minnesota.

18. Counterparts. This Agreement may be executed by electronic signature (e.g., .pdf) and in counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument.

(signature page follows)

By signing below, the Parties enter into this Agreement as of the Effective Date.

SAFE & GREEN HOLDINGS CORP.,		FARNAM STREET FINANCIAL,
a Delaware corporation		INC., a Minnesota corporation

By	/s/ Caleb Zobrist	By	/s/ Steve Morgan
Title	Legal officer	Title	President
Date	7/31/2024	Date	8-1-2024

SG ECHO, LLC, a Delaware limited
liability company

By	/s/ Caleb Zobrist
Title	Legal officer
Date	7/31/2024

SG ENVIRONMENTAL SOLUTIONS
CORP., a Delaware corporation

By	/s/ Caleb Zobrist
Title	Legal officer
Date	7/31/2024